UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2005

Margo Caribe, Inc.

(Exact name of registrant as specified in its charter)

Puerto Rico	001-15336	66-0550881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Road 690, Kilometer 5.8 Vega Alta, Puerto Rico		00692
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (787) 883-2570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.136-4(c))

Explanatory Note

On May 27, 2005, Margo Caribe, Inc. ("Margo") filed a Current Report on Form 8-K under Items 1.01, 8.01 and 9.01.  Through the process of  preparing the file for electronic submission on the EDGAR system, the filing was incorrectly filed under only Item 1.01.  This Current Report on Form 8-K/A is being filed by Margo to amend the initial report on Form 8-K to reflect the correct item information.

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 23, 2005, Margo Caribe, Inc. (the “Company”) entered into a long-term financing agreement whereby a note payable to Michael J. Spector and Margaret D. Spector amounting to $3,000,000 was refinanced. The new note has a maturity of May 1, 2010. The aggregate principal amount of the note will be payable in sixty (60) consecutive monthly installments on the first day of each month, with fifty-nine (59) equal monthly installments of $8,333.33 and a balloon payment on the sixtieth (60th) and final installment of $2,500,000.20. The note bears interest at an annual rate equal to the rate of interest announced publicly by Citibank, N.A. in New York, NY, from time to time as the Citibank base or prime rate. The Company did not pay any commitment fee or commission in connection with the agreement. The Company’s Board of Directors believes that the terms and conditions of the loan are at least as favorable to the Company as those that could have been obtained from an unaffiliated third party.

ITEM 8.01  OTHER EVENTS

On May 25, 2005, the Company issued a press release announcing that the Company’s Board of Directors had declared a five-for-four stock split on the Company’s common stock. The five-for-four stock split will be effected in the form of a stock dividend of one additional share of common stock to be issued on July 8, 2005, for every four shares of common stock held of record as of June 17, 2005.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

The following exhibits shall be deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

99.1        Press release dated May 25, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2005

MARGO CARIBE, INC

By:	/s/ Luis R. Carrasquillo
Name: Luis R. Carrasquillo
Title: Senior Vice President and Chief Financial Officer